Exhibit 99.1

Lumen completes redemption of Level 3 Financing Senior Notes and Qwest Notes

DENVER, Feb. 16, 2021 — Lumen Technologies Inc. (NYSE: LUMN) announced today that Level 3 Financing Inc. (“Level 3”) and Qwest Corporation (“Qwest”), its indirect, wholly-owned subsidiaries, completed the following transactions.

On Feb. 12, 2021, Level 3 completed its previously announced redemption of all $900 million aggregate principal amount of its outstanding 5.375% Senior Notes due 2024 (the “Level 3 Notes”) at par plus accrued and unpaid interest to, but excluding, the redemption date. Additional information regarding the redemption of the Level 3 Notes is available from Bank of New York Mellon.

On Feb. 16, 2021, Qwest completed its previously announced redemption of all $235 million aggregate principal amount of its outstanding 7.00% Notes due 2056 (the “Qwest Notes”) at par plus accrued and unpaid interest to, but excluding, the redemption date. Additional information regarding the redemption of the Qwest Notes is available from U.S. Bank National Association.

About Lumen Technologies

Lumen is guided by our belief that humanity is at its best when technology advances the way we live and work. With approximately 450,000 route fiber miles and serving customers in more than 60 countries, we deliver the fastest, most secure platform for applications and data to help businesses, government and communities deliver amazing experiences.

Learn more about the Lumen network, edge cloud, security, communication and collaboration solutions and our purpose to further human progress through technology at news.lumen.com, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks of Lumen Technologies LLC in the United States. Lumen Technologies LLC is a wholly-owned affiliate of Lumen Technologies Inc.

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